AMERICAN CENTURY CAPITAL MANAGER FUND
                           AVERAGE ANNUAL TOTAL RETURN
                                    11/30/96

                     Formula: T=(ERV/P)^1/N -1

      P    =    A hypothetical initial payment of $1,000
      ERV  =    Ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period
      N    =    Number of years
      T    =    Average annual total return

                           P              ERV              N             T
                    ------------------------------------------------------------

One Year               $1,000.00       $1,155.80        1.000000       15.58%

Five Year

Ten Year

Inception *            $1,000.00       $1,383.00        1.994536       17.65%

TR = Total return for period           TR=(ERV/P)-1      38.30%

 *Date of Inception:          12/1/94